Exhibit 2.5

DESCRIPTION OF SECURITIES

The following description of the securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, of International General Insurance Holdings Ltd. (“we,” “us,” “our” or the “Company”) is a summary of the material terms of our securities and certain provisions of our memorandum of association and our Amended and Restated Bye-laws. This summary does not purport to be complete and is qualified in its entirety by the provisions of our memorandum of association and our Amended and Restated Bye-laws previously filed with the U.S. Securities and Exchange Commission and incorporated by reference as an exhibit to the annual report on Form 20-F of which this Exhibit 2.5 is a part, as well as to the applicable provisions of Bermuda law. We encourage you to read our memorandum of association, our Amended and Restated Bye-laws and applicable provisions of Bermuda law carefully.

Share Capital

Under the Amended and Restated Bye-laws, our authorized share capital consists of 750,000,000 common shares, par value $0.01 per share, and 100,000,000 preference shares, par value $0.01 per share. Prior to the closing of the Business Combination on March 17, 2020 (the “Closing”), the Company was authorized to issue 1,000 common shares, $0.01 par value per share and 1,000 preference shares, $0.01 par value per share, and there was one common share issued and outstanding and no preference shares issued and outstanding. As of December 31, 2020, there were 48,573,251 common shares issued and outstanding (including 3,012,500 common shares subject to vesting but which are issued and outstanding for purposes of voting and receipt of dividends), and no preference shares issued and outstanding. As of March 19, 2021 there were 48,753,251 common shares issued and outstanding. All of our issued and outstanding common shares are fully paid. There were also 17,250,000 warrants issued and outstanding, each to purchase one common share at a price of $11.50 per share. As of December 31, 2020, we held no common shares as treasury shares.

Alteration of Share Capital

We may, if authorized by a resolution of our shareholders, increase, divide, consolidate, subdivide, change the currency denomination of, diminish or otherwise alter or reduce the share capital in any manner permitted by the Companies Act.

Pursuant to our Amended and Restated Bye-laws, and subject to the requirements of the Nasdaq listing rules and any resolution of the shareholders to the contrary, our board of directors is authorized to issue any authorized but unissued share capital.

Our board of directors is authorized to (i) provide for the issuance of preference shares in one or more series having such number of shares, designations, powers, preferences, rights, qualifications, limitations and restrictions of the shares of each series as designated by the board of directors; and (ii) issue securities, contracts, warrants or other instruments evidencing any shares, option rights, securities having conversion or option rights, or obligations on such terms, conditions and other provisions as are determined by the board of directors.

There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares.

Variation of Rights

If at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied with the sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons holding or representing one-third of the issued shares of the relevant class is present. Our Amended and Restated Bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares. In addition, the creation or issue of preference shares ranking prior to common shares will not be deemed to vary the rights attached to common shares or, subject to the terms of any other series of preference shares, to vary the rights attached to any other series of preference shares.

Transfer of Shares

Our board of directors may in its absolute discretion and without assigning any reason refuse to register the transfer of a share which is not fully paid. Our board of directors may also refuse to recognize an instrument of transfer of a share unless it is accompanied by the relevant share certificate and such other evidence of the transferor’s right to make the transfer as our board of directors shall reasonably require. The board shall refuse to register a transfer unless all applicable consents, authorizations and permissions of any governmental body or agency in Bermuda have been obtained, may decline to register any transfer of shares if it appears to the directors, in their reasonable discretion, that any non-de minimis adverse tax, regulatory or legal consequence to the Company, any subsidiary of the Company or the Company’s affiliates would result from such transfer; or may decline to register any transfer of shares if the transferee shall not have been approved by applicable governmental authorities outside of Bermuda if such approval is required in respect of such transfer. Subject to these restrictions, a holder of common shares may transfer the title to all or any of its common shares by completing a form of transfer in the form set out in our Amended and Restated Bye-laws (or as near thereto as circumstances admit) or in such other common form as the board may accept. The instrument of transfer must be signed by the transferor and transferee, although in the case of a fully paid share our board of directors may accept the instrument signed only by the transferor.

Notwithstanding anything to the contrary in the Amended and Restated Bye-laws, our shares may be transferred without a written instrument if transferred by an appointed agent and in any form or manner which is in accordance with the rules or regulations of an appointed stock exchange (which includes the Nasdaq Capital Market) on which the shares are listed or admitted to trading.

Dividend Rights

Our board of directors may, subject to our Amended and Restated Bye-laws and in accordance with the Companies Act, declare a dividend to be paid to our shareholders, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly in specie in which case the board of directors may fix the value for distribution in specie of any assets.

Under Bermuda law, a company may not declare or pay dividends if there are reasonable grounds for believing that: (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of its assets would thereby be less than its liabilities. Under the Amended and Restated Bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our board of directors, subject to any preferred dividend right of the holders of any preference shares.

Common Shares

Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by our Amended and Restated Bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present. Holders of our common shares have no preemptive, redemption, conversion or sinking fund rights.

Holders of common shares are entitled to such dividends and other distributions as the board of directors may from time to time declare.

In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share equally and rateably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any issued and outstanding preference shares.

Preference Shares

Pursuant to Bermuda law and our Amended and Restated Bye-laws, our board of directors by resolution may establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the board without any further shareholder approval. Such rights, preferences, powers and limitations as may be established could have the effect of discouraging an attempt to obtain control of the Company.

Warrants

Upon the consummation of the Business Combination, the Company assumed Tiberius’s rights and obligations under the Warrant Agreement, dated as March 15, 2018, as amended (the “Warrant Agreement”). Accordingly, each outstanding warrant of the Company provides the holder thereof with the right to purchase one common share of the Company at a price of $11.50 per share, subject to adjustment as discussed below. As of March 17, 2020, upon the consummation of the Business Combination, there were 17,250,000 warrants issued and outstanding.

Pursuant to the Warrant Agreement, the warrants become exercisable 30 days after the completion of the Business Combination; provided that we have an effective registration statement under the Securities Act covering the common shares issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the Warrant Agreement). We have agreed that, as soon as practicable, but in no event later than 30 business days after the Closing, we will use our best efforts to file with the SEC and have an effective registration statement covering the common shares issuable upon exercise of the warrants and will maintain a current prospectus relating to those common shares until the warrants expire or are redeemed. The Company initially filed such registration statement with the SEC on April 14, 2020, and it was declared effective on April 27, 2020. Upon the effectiveness of the registration statement, the warrants became exercisable.

If a registration statement covering the common shares issuable upon exercise of the warrants is not effective within 90 days after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis. The warrants will expire at 5:00 p.m., New York City time, on March 17, 2025 (five years after the completion of the Business Combination) or earlier upon redemption as discussed below.

Once the warrants become exercisable, we may redeem the outstanding warrants (except with respect to the warrants held by Wasef Jabsheh and Argo Re Limited (“Argo”)):

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon a minimum of 30 days’ prior written notice of redemption, referred to as the 30-day redemption period; and

●	if, and only if, the last sale price of our common shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

We will not redeem the warrants unless a registration statement under the Securities Act covering the common shares issuable upon exercise of the warrants is effective and a current prospectus relating to those common shares is available throughout the 30-day redemption period.

If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, the Company’s cash position, the number of warrants that are outstanding and the dilutive effect on shareholders of issuing the maximum number of common shares issuable upon the exercise of warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of common shares equal to the quotient obtained by dividing (x) the product of the number of common shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The Warrant Agreement governing our warrants provides that upon the occurrence of certain events the number of common shares issuable upon exercise of the warrants may, subject to certain conditions, be adjusted. If, upon exercise of a warrant, the holder thereof would be entitled to receive a fractional interest in a common share, the Company will, upon exercise, round down to the nearest whole number of common shares to be issued to the holder of the warrant.

The warrants held by Wasef Jabsheh and Argo or their permitted transferees (collectively, the “private warrants”) are identical to the warrants by other shareholders (the “public warrants”), except that so long as they are held by Mr. Jabsheh and Argo or their permitted transferees, the private warrants:

●	may be exercised for cash or on a cashless basis for the number of common shares equal to the quotient obtained by dividing (x) the product of the number of common shares underlying the warrants, multiplied by the difference between the warrant price and the fair market value by (y) the fair market value;

●	may not be transferred, assigned or sold until 30 days after the completion of the Business Combination (subject to certain exceptions); and

●	are not redeemable by the Company.

Certain Anti-Takeover Provisions in our Amended and Restated Bye-Laws

Our Amended and Restated Bye-Laws contain a number of provisions that may be deemed to have the effect of discouraging or delaying unsolicited attempts to gain control of the Company, including the ability by the board of directors to issue preference shares with voting and other rights determined by the board without shareholder approval, that could adversely affect the voting power and other rights of the holders of the common shares.

Authorized but Unissued Shares

Pursuant to our Amended and Restated Bye-laws, and subject to the requirements of the Nasdaq listing rules and any resolution of the shareholders to the contrary, our authorized but unissued and unreserved common shares and preference shares are available for future issuances by the board of directors without shareholder approval and could be issued for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common shares and preference shares could render more difficult or discourage an unsolicited attempt to obtain control of the Company by means of a hostile takeover, proxy contest, tender offer, merger, amalgamation or otherwise.

Classified Board

Our Amended and Restated Bye-laws provide that our board of directors shall consist of such number of directors as the board may from time to time determine in accordance therewith. Upon and since the consummation of the Business Combination, our board of directors consists of 7 directors. Our Amended and Restated Bye-laws provide that the directors are divided into three classes designated Class I, Class II and Class III, with each class of directors consisting, as nearly as possible, of one-third of the total number of directors constituting the entire board. The Class I directors are initially elected for a one-year term of office, the Class II directors are initially elected for a two-year term of office and the Class III directors are initially elected for a three-year term of office. At each annual general meeting, successors to the class of directors whose term expires at that annual general meeting will be elected for a three-year term. If the number of directors is changed, any increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any director of any class elected to fill a vacancy will hold office for a term that will coincide with the remaining term of the other directors of that class, but in no case will a decrease in the number of directors shorten the term of any director then in office. A director appointed by Mr. Jabsheh will be classified by Mr. Jabsheh in accordance with the Amended and Restated Bye-laws, provided that no such classification will change the classification of any other director then serving. Currently, Mr. Jabsheh’s appointed directors – Wasef Jabsheh and Walid Jabsheh – are serving as Class III Directors with their terms expiring at our 2023 annual general meeting.

Appointment and Election of Directors

Our directors are, subject to Wasef Jabsheh’s rights to appoint directors, elected by the shareholders at an annual general meeting or at any special general meeting called for that purpose, subject to the following:

●	Wasef Jabsheh is entitled to appoint and classify two directors (such Wasef Jabsheh-appointed directors, “Jabsheh Directors”) for so long as (1) Wasef Jabsheh, the Jabsheh Family and/or their affiliates own at least 10% of our issued and outstanding common shares and (2) Wasef Jabsheh is a shareholder of the Company; and

●	Wasef Jabsheh is entitled to appoint and classify one Jabsheh Director for so long as (1) Wasef Jabsheh, the Jabsheh Family and/or their affiliates own at least 5% (but less than 10%) of our issued and outstanding common shares and (2) Wasef Jabsheh is a shareholder of the Company.

An eligible shareholder wishing to propose for election as a director someone who is not an existing director or is not proposed by our board must give notice of the intention to propose the person for election. Where a director is to be elected at an annual general meeting, that notice must be given not less than 90 days nor more than 120 days before the anniversary of the last annual general meeting prior to the giving of the notice or, in the event the annual general meeting is called for a date that is not 30 days before or after such anniversary the notice must be given not later than 10 days following the earlier of the date on which notice of the annual general meeting was posted to shareholders or the date on which public disclosure of the date of the annual general meeting was made. Where a director is to be elected at a special general meeting, that notice must be given not later than 10 days following the earlier of the date on which notice of the special general meeting was posted to shareholders or the date on which public disclosure of the date of the special general meeting was made. An eligible shareholder is a shareholder holding at least 5% of the issued and outstanding share capital of the Company who has held such amount for at least three years following the date of adoption of the Amended and Restated Bye-laws.

Removal of Directors

Our Amended and Restated Bye-laws provide that shareholders entitled to vote for the election of directors may, at any special general meeting convened and held in accordance with the Amended and Restated Bye-laws, remove a director only with cause, by the affirmative vote of shareholders holding at least a majority of the total voting rights of all shareholders having the right to vote at such meeting, provided that the notice of any such meeting convened for the purpose of removing a director must contain a statement of the intention so to do and be served on such director not less than 14 days before the meeting and at such meeting the director will be entitled to be heard on the motion for such director’s removal; provided further that a Jabsheh Director may only be removed by Wasef Jabsheh by notice in writing to the Jabsheh Director and the secretary, so long as Wasef Jabsheh is entitled to appoint such director in accordance with the Amended and Restated Bye-laws. For purposes of this provision, “cause” means a conviction for a criminal offence involving fraud or dishonesty or civil liability in respect of any action involving fraud or dishonesty.

Approval of Certain Transactions

Our board of directors may approve the following transactions only if each Jabsheh Director then in office votes in favor of such transactions:

●	sell or dispose of all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis;

●	enter into any transaction in which one or more third parties acquire or acquires 25% or more of the Company’s common shares;

●	enter into any merger, consolidation, or amalgamation with an aggregate value equal to or greater than $75 million (exclusive of inter-company transactions);

●	alter the size of the board of directors;

●	incur debt in an amount of $50 million (or other equivalent currency) or more; and

●	issue common shares (or securities convertible into common shares) in an amount equal to or greater than 10% of the then issued and outstanding common shares of the Company.

Amalgamations, Mergers and Business Combinations

The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company’s board of directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two persons holding or representing more than one-third of the issued shares of the company. The Amended and Restated Bye-laws provide that an amalgamation, consolidation or a merger (other than with a wholly owned subsidiary or as described below) that has been approved by the board must only be approved by a majority of the votes cast at a general meeting of the shareholders at which the quorum shall be two or more persons present in person and representing in person or by proxy in excess of 50% of all issued and outstanding common voting shares. Any other amalgamation or merger or other business combination (as defined in the Amended and Restated Bye-laws) not approved by our board must be approved by the holders of not less than 66 2/3% of all votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution.

Dissenter’s Rights

Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, including a public Bermuda company, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares. These approval rights did not apply to the Business Combination because the Company was not a party to any amalgamation or merger contemplated by the Business Combination.

Approval of Business Combinations with Interested Shareholders

Bermuda law does not prohibit companies from engaging in certain business combinations with an interested shareholder. However, the Amended and Restated Bye-laws contain provisions regarding business combinations (including mergers, amalgamations or consolidations) with interested shareholders. These provide that, in addition to any other approval that may be required by applicable law, if the business combination is with an interested shareholder, approval is required from (1) a majority of the board of directors, including each Jabsheh Director in the event such amalgamation, consolidation or merger has an aggregate value equal to or greater than $75 million (exclusive of inter-company transactions), and (2) an affirmative vote of at least 66 2/3% of all the issued and outstanding voting shares of the Company that are not owned by the interested shareholder (subject to certain exceptions). An interested shareholder means any person (other than Wasef Jabsheh, the Company and any entity directly or indirectly wholly-owned or majority-owned by the Company) that (i) is the owner of 15% or more of the issued and outstanding voting shares of the Company, (ii) is an affiliate or associate of the Company and was the owner of 15% or more of the issued and outstanding voting shares of the Company at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested shareholder or (iii) is an affiliate or associate of any person listed in (i) or (ii) above.

Registration Rights

Registration Rights Agreement with Former IGI Dubai Shareholders

At the Closing, the Company, the Purchaser Representative and the Sellers entered into a Registration Rights Agreement (the “Registration Rights Agreement”) that became effective upon the consummation of the Business Combination. Under the Registration Rights Agreement, the Sellers hold registration rights that obligate the Company to register for resale under the Securities Act all or any portion of the Exchange Shares (including Escrow Shares and any additional Exchange Shares issued after the Closing for the Transaction Consideration adjustments) and any Tiberius securities transferred to such Seller under the Sponsor Share Letter (collectively, the “Registrable Securities”). Under the Registration Rights Agreement, Sellers holding at least 25% of the Registrable Securities as of the Closing (after giving effect thereto) are entitled to make a written demand for registration under the Securities Act of all or part of their Registrable Securities. Subject to certain exceptions, if at any time after the Closing, the Company proposes to file a registration statement under the Securities Act with respect to its securities, under the Registration Rights Agreement, it will be required to give notice to the Sellers as to the proposed filing and offer the Sellers holding Registrable Securities an opportunity to register the sale of such number of Registrable Securities as requested by the Sellers in writing. In addition, under the Registration Rights Agreement, subject to certain exceptions, Sellers holding at least 25% of the Registrable Securities as of the Closing (after giving effect thereto) are entitled to request in writing that the Company register the resale of any or all of such Registrable Securities on Form S-3 or F-3 and any similar short-form registration that may be available at such time. The Company has also agreed to file within 30 days after the Closing a resale registration statement on Form F-1, F-3, S-1 or S-3 covering all Registrable Securities and to use its commercially reasonable efforts to cause such registration statement to be declared effective as soon as possible thereafter. If a registration statement includes any Registrable Securities that are subject to transfer restrictions under the Lock-Up Agreements, the Escrow Agreement or the Sponsor Share Letter (including pursuant to the provisions of the Insider Letter incorporated therein), such Registrable Securities may be registered, but they may not be sold or transferred while subject to such transfer restrictions. The Company initially filed such registration statement with the SEC on April 14, 2020, and it was declared effective on April 27, 2020.

Under the Registration Rights Agreement, the Sellers are required to immediately discontinue disposition of their Registrable Securities under our resale registration statement upon receipt of a notice from the Company of certain events specified in the Registration Rights Agreement, including, among others, a notice that the financial statements contained in the registration statement become stale, that the registration statement or prospectus included therein contains a material misstatement or omission due to a bona fide business purpose or if transacting in our securities by “insiders” is suspended pursuant to a written insider trading compliance program because of the existence of material non-public information.

Under the Registration Rights Agreement, we agreed to indemnify the Sellers and certain persons or entities related to the Sellers such as their officers, directors, employees, agents and representatives against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell Registrable Securities, unless such liability arose from their misstatement or omission, and the Sellers including Registrable Securities in any registration statement or prospectus agreed to indemnify the Company and certain persons or entities related to the Company such as its officers and directors and underwriters against all losses caused by their material misstatements or omissions in those documents.

Founders Registration Rights Agreement

Tiberius, the Sponsor and the other Holders named therein are party to a registration rights agreement, dated as of March 15, 2018. At the closing of the Business Combination, the Company, Tiberius and the holders of a majority of the “Registrable Securities” thereunder entered into an amendment to such agreement whereby the Company assumed Tiberius’s obligations under the agreement (collectively, the “Founders Registration Rights Agreement”). Pursuant to the Founders Registration Rights Agreement, the Company agreed to file within 30 days after the Closing a resale registration statement on Form F-1, F-3, S-1 or S-3 covering all “Registrable Securities” thereunder and to use its commercially reasonable efforts to cause such registration statement to be declared effective as soon as possible thereafter. The Company initially filed such registration statement with the SEC on April 14, 2020, and it was declared effective on April 27, 2020.

We may delay the filing or the effectiveness of, or suspend the use of such registration statement for not more than 30 days if such filing, the effectiveness or continued use of the registration statement, as the case may be (i) would, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, require the Company to disclose material non-public information that has not been, and is otherwise not required to be, disclosed to the public, and the Company has a bona fide business purpose for not making such information public, or (ii) would require the inclusion in such registration statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control. If the Company exercises these rights, the holders of Registrable Securities agreed to, immediately upon their receipt of a notice from us, to suspend the use of the prospectus relating any sale of their Registrable Securities. The holders of Registrable Securities are also required to discontinue any sale of their Registrable Securities upon receipt of written notice from the Company that our resale registration statement or prospectus relating to such registration statement contains a material misstatement or omission.

Subscription Agreements with PIPE Investors

Simultaneously with the execution of the Business Combination Agreement on October 10, 2019, Tiberius entered into subscription agreements (each, a “PIPE Subscription Agreement”) with certain investors (the “PIPE Investors”), pursuant to which Tiberius agreed to issue and sell to the PIPE Investors an aggregate of $23,611,809 of Tiberius common stock at a price of $10.20 per share immediately prior to, and subject to, the Closing, which became the Company’s common shares in the Business Combination. At the Closing, Tiberius issued 2,314,883 shares of Tiberius common stock to the PIPE Investors, which were exchanged for 2,314,883 common shares of the Company in the Merger. The PIPE Investors were given registration rights in the PIPE Subscription Agreements pursuant to which the Company, as the successor to Tiberius, is required to file a resale registration statement for the shares issued to the PIPE Investors within 30 days after the Closing and use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof. The Company initially filed such registration statement with the SEC on April 14, 2020, and it was declared effective on April 27, 2020.

Under the PIPE Subscription Agreements, the Company may delay filing or suspend the use of any such registration statement if it determines that an amendment to the registration statement is required in order for the registration statement to not contain a material misstatement or omission, or if such filing or use could materially affect a bona fide business or financing transaction of the Company or would require premature disclosure of information that could materially adversely affect the Company (each such circumstance, a “Suspension Event”). Upon receipt of any written notice from the Company of any Suspension Event, the PIPE Investors are required to immediately discontinue offers and sales of our securities under the registration statement and to maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by applicable law.

Forward Purchase Commitments

In connection with its initial public offering in 2018, Tiberius obtained forward purchase commitments from four investors who committed to purchase Tiberius securities for $25 million in connection with Tiberius’s initial business combination. Prior to the Closing, The Gray Insurance Company, an affiliate of the Sponsor, assumed the rights and obligations of one of these four investors under his forward purchase contract and his PIPE Subscription Agreement. At the Closing, Tiberius issued 2,900,000 share of Tiberius common stock to the four investors that were exchanged for 2,900,000 common shares of the Company in the Merger. Following the consummation of the Business Combination, pursuant to the Founders Registration Rights Agreement, as amended at the Closing, the Company is required to file and maintain an effective registration statement under the Securities Act covering the resale of the securities issued to the four investors pursuant to the forward purchase contracts. The Company initially filed such registration statement with the SEC on April 14, 2020, and it was declared effective on April 27, 2020.

Warrant Agreement

The Company agreed that, as soon as practicable, but in no event later than 30 business days after the Closing, we would use our best efforts to file a registration statement with the SEC covering the common shares issuable upon exercise of the warrants. The Company also agreed to use its best efforts to cause the registration statement to become effective and to maintain a current prospectus relating to such common shares until the warrants expire or are redeemed. The warrants expire on March 17, 2025. The Company initially filed such registration statement with the SEC on April 14, 2020, and it was declared effective on April 27, 2020.

If a registration statement covering the common shares issuable upon exercise of the warrants is not effective within 90 days after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis.

Transfer Restrictions

Transfer Restrictions under the Sponsor Share Letter

Simultaneously with the execution of the Business Combination Agreement on October 10, 2019, the Sponsor, Tiberius, IGI Dubai, Wasef Jabsheh and Argo entered into a letter agreement (the “Sponsor Share Letter”), to which the Company became a party by executing and delivering a joinder thereto, pursuant to which the Sponsor agreed (a) to transfer to Wasef Jabsheh at the Closing (i) 4,000,000 of its Tiberius private warrants (which became our private warrants at the Closing) and (ii) 1,000,000 of its Tiberius founder shares (represented by our common shares issued in exchange therefor in the Merger) (the “Jabsheh Earnout Shares”), with such Jabsheh Earnout Shares being subject to certain vesting and share acquisition provisions as set forth therein, (b) to transfer to Argo at the Closing (i) 500,000 of its Tiberius private warrants (which became our private warrants at the Closing) and (ii) 39,200 of its Tiberius founder shares (represented by our common shares issued in exchange therefor in the Merger) (the “Argo Earnout Shares”), with such Argo Earnout Shares being subject to certain vesting and share acquisition provisions as set forth therein, (c) effective upon the consummation of the Business Combination to subject 1,973,300 of its remaining Tiberius founder shares (represented by our common shares issued in exchange therefor in the Merger) (the “Sponsor Earnout Shares” and, together with the Jabsheh Earnout Shares and the Argo Earnout Shares, the “Earnout Shares”) to potential vesting and share acquisition obligations as set forth therein, (d) to waive its right to convert any loans outstanding to Tiberius into Tiberius warrants and/or warrants of the Company so long as such loans are repaid at Closing, and (e) to not, without the prior written consent of IGI Dubai, seek or agree to a waiver or amendment of or terminate the provisions of the Tiberius Insider Letter regarding the Sponsor’s agreements therein not to redeem any of its Tiberius securities in connection with the Closing, not to transfer any of its Tiberius securities prior to the Closing and to vote in favor of the Business Combination at the special meeting of Tiberius stockholders that was held on March 13, 2020.

In addition, on March 16, 2020, the Sponsor agreed to transfer to Wasef Jabsheh at the Closing an additional 131,148 of its Earnout Shares (represented by our common shares issued in exchange therefor in the Merger) that are subject to potential vesting and share acquisition obligations (the “Share Transfer Letter”).

The Earnout Shares cannot be transferred by any of Wasef Jabsheh, Argo or the Sponsor unless and until they vest in accordance with the requirements of the Sponsor Share Letter. Any Earnout Shares that fail to vest on or prior to the eight-year anniversary of the Closing (the period from the Closing until such date, the “Earnout Period”) will be transferred to the Company for cancellation. Unless and until any Earnout Shares are transferred to the Company for cancellation, each of Wasef Jabsheh, Argo and the Sponsor will own all rights to such Earnout Shares, subject to the transfer restrictions. The Earnout Shares will vest and no longer be subject to acquisition by the Company for cancellation as follows:

Holder	Number of Earnout Shares	Company Share Price Threshold*
Wasef Jabsheh	600,000	$11.50
	400,000	$12.75
	131,148	$15.25

Argo	39,200	$12.75

Sponsor and its transferees	800,000	$11.50
	160,800	$12.75
	550,000	$14.00
	331,352	$15.25

*	Based on the closing price of our common shares on the principal exchange on which such securities are then listed or quoted for 20 trading days over a 30 trading day period at any time during the Earnout Period (in each case subject to equitable adjustment for share splits, share dividends, reorganizations, combinations, recapitalizations and similar transactions)

Additionally, all Earnout Shares will automatically vest and no longer be subject to acquisition by the Company for cancellation if after the Closing (1) the Company engages in a “going private” transaction pursuant to Rule 13e-3 under the Exchange Act or otherwise ceases to be subject to reporting obligations under Sections 13 or 15(d) of the Exchange Act, (2) the Company’s common shares cease to be listed on a national securities exchange or (3) the Company is subject to a change of control.

The Tiberius private warrants and the Tiberius founder shares transferred by the Sponsor to Wasef Jabsheh and Argo under the Sponsor Share Letter and the Share Transfer Letter were transferred to them as “permitted transferees” and each of Wasef Jabsheh and Argo agreed to be bound by the transfer restrictions set forth in the Warrant Agreement and the Insider Letter with respect to such securities.

On April 6, 2020, the Sponsor distributed all of its 2,902,152 common shares, including 1,842,152 common shares subject to vesting, to its members. The members of the Sponsor, who include, among others, Michael Gray and Andrew Poole, are subject to the transfer restrictions and vesting set forth in the Sponsor Share Letter and the Insider Letter with respect to such common shares.

Rule 144

Pursuant to Rule 144 of the Securities Act (“Rule 144”), a person who has beneficially owned restricted common shares or warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted common shares or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	one percent (1%) of the total number of common shares then issued and outstanding; or

●	the average weekly reported trading volume of the common shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company (this was satisfied when the Company filed its shell company report on Form 20-F on March 23, 2020).

While we are a successor to Tiberius that was formed as a shell company, upon the consummation of the Business Combination, we ceased to be a shell company. As a result, our securities became available for resale under Rule 144 without registration on March 23, 2021, one year following the publication of our Form 10 type information with the SEC.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. Generally, subject to certain limitations, holders of our restricted securities who are not affiliates of our company or who are affiliates of our company by virtue of their status as an officer or director may, under Regulation S, resell their restricted securities in an “offshore transaction” if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of our restricted securities by an officer or director who is an affiliate of ours solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of our restricted securities who will be an affiliate of our Company other than by virtue of his or her status as an officer or director of our Company.

Listing

Our common shares and warrants are listed on Nasdaq under the symbols IGIC and IGICW, respectively. Holders of our common shares and warrants should obtain current market quotations for their securities. There can be no assurance that our common shares and/or warrants will remain listed on Nasdaq. If we fail to comply with the Nasdaq listing requirements, our common shares and/or warrants could be delisted from Nasdaq. A delisting of our common shares will likely affect the liquidity of our common shares and could inhibit or restrict our ability to raise additional financing.

Transfer Agent

A register of holders of our shares is maintained by Conyers Corporate Services (Bermuda) Limited in Bermuda, and a branch register is maintained in the United States by Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, NY 10004-1561, who serves as branch registrar and transfer agent for all classes of our equity securities.